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                                                                      EXHIBIT 11

                     METRIS COMPANIES INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                               Year Ended December 31,
In thousands, except per-share amounts               2003               2002              2001
BASIC:
Net income (loss) applicable to common
     stockholders (1)                              $(187,825)        $ (39,593)        $ 160,029
                                                   =========         =========         =========
Weighted-average number of common
     shares outstanding                               57,471            59,782            62,962
Assumed conversion of convertible
     preferred stock                                      --                --            34,679
                                                   ---------         ---------         ---------
Basic common shares                                   57,471            59,782            97,641
                                                   =========         =========         =========

Net income (loss) per share                        $   (3.27)        $   (0.66)        $    1.64

DILUTED:

Net income (loss) applicable to common
stockholders (1)                                   $(187,825)        $ (39,593)         $160,029
                                                   =========         =========         =========
Weighted-average number of common
     shares outstanding                               57,471            59,782            62,962
Net effect of assumed exercise of stock
     options based on treasury stock
     method using average market price                    --                --             1,725
Assumed conversion of convertible
     preferred stock                                      --                --            34,679
                                                   ---------         ---------         ---------
Diluted common shares                                 57,471            59,782            99,366
                                                   =========         =========         =========

Net income (loss) per share                        $   (3.27)        $   (0.66)        $    1.61

(1) The earnings per share calculation for the years ended December 31, 2003 and December 31, 2002 excludes the assumed conversion of 31.0 million and
     32.5 million of convertible preferred stock and the outstanding stock options, respectively, as they are anti-dilutive. For the year ended December 31, 2001, earnings per share is calculated by adding back the Series C convertible preferred dividends of $34.8 million. In determining the number of dilutive shares outstanding, the Series C convertible preferred stock is assumed to have been converted into 34.7 million common shares at the beginning of the year ended December 31, 2001.